Exhibit 10.1

[Translation based upon execution version]

BASIC AGREEMENT OF RECAPITALIZATION

THIS BASIC AGREEMENT OF RECAPITALIZATION (this “Agreement”), dated September 10, 2004, is entered into by and among Mitsubishi Tokyo Financial Group, Inc. (“MTFG”), UFJ Holdings, Inc. (“UFJ Holdings”) and UFJ Bank Limited (“UFJ Bank”; and collectively with UFJ Holdings, “UFJ”), in connection with a capital injection in UFJ Bank by MTFG based on the assumption that the business operations of UFJ Holdings and its group companies (“UFJ Group”) will be integrated with the business operations of MTFG and its group companies (“MTFG Group”), pursuant to the Capital Injection Memorandum of Agreement dated August 11, 2004 (the “Capital Injection Memorandum of Agreement”) by and among MTFG, The Bank of Tokyo-Mitsubishi Limited (“BTM”) and UFJ and the Basic Memorandum of Agreement dated August 12, 2004 (the “Basic Memorandum of Agreement”) by and among MTFG, BTM, The Mitsubishi Trust and Banking Corporation, Mitsubishi Securities Co., Ltd., UFJ, UFJ Trust Bank Limited, and UFJ Tsubasa Securities Co., Ltd.

CHAPTER I

PURPOSE AND DEFINITIONS

Section 1.        Purpose of this Agreement. This Agreement shall set forth terms and conditions pursuant to which MTFG will subscribe for shares in UFJ Bank, based on the Capital Injection Memorandum of Agreement and the Basic Memorandum of Agreement, with the aim of implementing, and maximizing the benefit of, the Business Integration (as defined below). This Agreement shall be that “subscription agreement, etc.” defined in Section 4.2 of the Capital Injection Memorandum of Agreement.

Section 2.        Definitions. For purposes of this Agreement, the following terms shall have the respective meanings indicated below:

“UFJ Related Parties” means UFJ, UFJ Trust Bank Limited, and UFJ Tsubasa Securities Co., Ltd.

“Shares” means the Class E Preferred Shares to be subscribed to by MTFG in accordance with Section 3.

“Basic Memorandum of Agreement” means the Basic Memorandum of Agreement dated August 12, 2004 as referred to above.

“Capital Injection Memorandum of Agreement” means the Capital Injection Memorandum of Agreement dated August 11, 2004 as referred to above.

“Terms” means the terms of Class E Preferred Shares as attached hereto as Exhibit 1.

“Business Integration” means the integration of the business operations of the UFJ Group with the business operations of the MTFG Group as contemplated under this Agreement.

“Capital Injection” means the issuance of the Shares by UFJ Bank and subscription for the Shares by MTFG, collectively.

“ML” means Merrill Lynch Japan Securities Co., Ltd. and Merrill Lynch Japan Strategic Investments YK (“MLJSI”), collectively.

“SP Preferred Shares” means the Class A preferred shares of UFJ Strategic Partner KK owned by MLJSI.

“Conversion Right” means the conversion right set forth in Item 18 of the Terms.

“Class F Preferred Shares” means Class F preferred shares to which the Shares are converted upon the exercise of the Conversion Right.

“MTFG Shares” means all the Shares or Class F Preferred Shares, including any Shares or Class F Preferred Shares transferred to any subsidiary of MTFG with prior consent of UFJ Holdings in accordance with Section 14.

“UFJ Group Material Companies” means UFJ Bank, UFJ Trust Bank Limited, and UFJ Tsubasa Securities Co., Ltd.

CHAPTER II

ISSUANCE OF NEW SHARES

Section 3.        Issuance and Subscription for New Shares. Subject to the terms and conditions of this Agreement, UFJ Bank shall issue to MTFG Class E Preferred Shares having the terms and conditions described in the Terms, and MTFG shall subscribe for the same, as and to the extent described below:

Class	Class E Preferred Shares Series 1
Number of Shares	3,500,000,000 shares
Method of Allocation	The shares shall be allotted to MTFG by way of allotment to a third party
Issue Price	200 yen per share
Amount Not to be Credited to Stated Capital	100 yen per share
Aggregate Issue Price	700 billion yen

Date for Application for Subscription	September 29, 2004 or the earliest possible date prior thereto agreed upon by MTFG and UFJ
Payment Date	September 29, 2004 or the earliest possible date prior thereto agreed upon by MTFG and UFJ
Location for Receipt of Application	UFJ Bank, The Tokyo Business Department
Location for Receipt of Payment	UFJ Bank, The Tokyo Business Department

Section 4.        Issuance of Share Certificates. In the event that MTFG pays to UFJ Bank the issue price of the Shares on the Payment Date, UFJ Bank shall issue to MTFG share certificates representing the Shares without delay, unless MTFG notifies UFJ Bank that MTFG does not wish to possess share certificates representing the Shares.

CHAPTER III

OBLIGATIONS OF UFJ PRIOR TO PAYMENT DATE

Section 5.        UFJ’s Obligations Prior to Payment Date. UFJ shall, prior to the Payment Date, take such actions or comply with the obligations set forth below.

Section 5.1.        UFJ shall, prior to the Payment Date, complete the following actions and procedures:

(1)        Pass any resolution of the board of directors of UFJ Bank, any vote of a general meeting of shareholders of UFJ Bank and any vote of a meeting of holders of any class of equity securities of UFJ Bank, and compete any other authorization procedures, required for the issuance of the Shares, including any such resolutions or votes necessary in order to effect any amendment to UFJ Bank’s articles of incorporation necessary for the issuance of the Shares as described in Exhibit 2; and

(2)        Obtain approval from, or file notification with, any Japanese or foreign governmental authority, which approval or filing is required to be obtained or filed prior to the issuance of the Shares.

Section 5.2.        UFJ Bank shall, and UFJ Holdings shall cause UFJ Bank to, comply with applicable laws, regulations, releases and guidelines issued by governmental authorities, decrees, judgments, and judicial orders, and conduct the business of UFJ Bank as currently conducted with due care in the ordinary course.

Section 5.3.        UFJ shall use its best endeavors to obtain a consent letter from ML substantially in the form attached hereto as Exhibit 3 in connection with the SP Preferred Shares and such other matters.

Section 5.4.        UFJ shall immediately notify MTFG in writing if UFJ becomes aware of any fact or circumstance which constitutes a breach, or any fact or circumstance which is reasonably likely to constitute a cause of a breach, of any of the representations and warranties set forth in Section 7 in any material respect, or if any of the conditions precedent set forth in Section 9 is reasonably believed to be difficult to satisfy.

Section 5.5.        UFJ shall, from time to time, at the reasonable request of MTFG, secure MTFG, the directors, executive officers, employees and expert advisors (including consultants, financial advisors, accountants, tax attorneys and lawyers) of MTFG and BTM (collectively, “MTFG Information Recipients”) reasonable access to the management and employees of UFJ (including UFJ Group Material Companies and any other subsidiaries and affiliates of UFJ Bank reasonably designated by MTFG), and to any and all information reasonably necessary such as books, records, computer files, data and contracts of UFJ (including UFJ Group Material Companies and any other subsidiaries and affiliates of UFJ Bank reasonably designated by MTFG) (primarily by means of data room review; however, MTFG may reasonably request copies of the documents at its expense) in order to assist MTFG to conduct investigation necessary for the subscription for the Shares; provided, however, that the foregoing shall not apply (i) if, for the avoidance of doubt, the performance of the obligations of UFJ imposed under this Section is practically impossible due to any objectively reasonable circumstances existing at UFJ; and (ii) to any information which could unnecessarily identify any individual person. MTFG shall be liable for any acts committed by MTFG Information Recipients such as disclosure of confidential information.

Section 6.        MTFG’s Obligations Prior to Payment Date. MTFG shall, prior to the Payment Date, take such actions or comply with such obligations as set forth below.

Section 6.1.        MTFG shall, prior to the Payment Date, complete the following actions and procedures:

(1)        Resolutions of the board of directors of MTFG or any other authorization procedures required for the subscription for the Shares and the payment of the issue price thereof; and

(2)        Obtaining approval from, or filing notification with, any Japanese or foreign governmental authority, which approval or filing is required to be obtained or filed prior to the subscription for the Shares and the payment of the issue price thereof.

Section 6.2.        MTFG shall immediately notify UFJ in writing if MTFG becomes aware of any fact or circumstance which constitutes a breach, or any fact or circumstance which is reasonably likely to constitute a cause of a breach, of any of the representations and warranties set forth in Section 8 in any material respect.

CHAPTER IV

REPRESENTATIONS AND WARRANTIES

Section 7.        UFJ’s Representations and Warranties. UFJ shall represent and warrant to MTFG that the statements set forth in Exhibit 4-1 (except for the statements set forth in V.1 of Exhibit 4-1) are true and correct as of the date of this Agreement and the Payment Date, and that the statements set forth in V.1 of Exhibit 4-1 are true and correct as of the Payment Date.

Section 8.        MTFG’s Representations and Warranties. MTFG shall represent and warrant to UFJ that the statements set forth in Exhibit 4-2 are true and correct as of the date of this Agreement and the Payment Date.

CHAPTER V

CLOSING AND CONDITIONS PRECEDENT

Section 9.        Closing and Conditions Precedent Thereto.

Section 9.1.        MTFG shall pay the issue price of the Shares in accordance with Section 3, subject to satisfaction as of the Payment Date of each of the following conditions precedent:

(1)        This Agreement remains valid, and UFJ and all UFJ Related Parties are in compliance with this Agreement;

(2)        UFJ has submitted to the Financial Services Agency a business improvement plan, which plan is currently expected to be submitted in early September 2004 (the “Business Improvement Plan”), and there is no reason to believe that the Financial Services Agency will reject the Business Improvement Plan or the business revitalization plan which UFJ intends to submit to the Financial Services Agency (collectively with the Business Improvement Plan, the “Business Revitalization Plans”) except for the reason relating to the Criminal Charges (as defined in Section 9.1(6) below);

(3)        No event set forth in Section 13 has occurred;

(4)        UFJ has submitted to MTFG (i) a copy of the minutes of each of the board of directors of UFJ Bank, a general meeting of shareholders of UFJ Bank, and/or a meeting of holders of any class of equity securities of UFJ Bank providing evidence that the procedures set forth in Section 5.1(1) and (2) have been completed, and (ii) a document or documents evidencing that the approvals or notifications set forth in Section 5.1(3) have been obtained or filed;

(5)        ML has submitted to MTFG a consent letter substantially in the form attached hereto as Exhibit 3;

(6)        There are no criminal charges against UFJ or its current officers, directors or employees which have had a material adverse effect on UFJ’s business operations, except for the criminal charges under either Article 63(3) or Article 64.1(2) of the Banking Law (the “Criminal Charges”) arising from and substantially relating to the avoidance of inspection which is the subject of the administrative order dated June 18, 2004 issued by the Financial Services Agency (kinkan No. 1829) and the document submitted by UFJ Bank, based on such administrative order, entitled “Submission of revitalization plan in connection with the completion and reinforcement of internal control systems for the purposes of adequate preparation for inspection and establishment of compliance systems” dated July 26, 2004;

(7)        No material breach by UFJ of the representations and warranties (except for IV.5 of Exhibit 4-1), covenants or any other obligations under this Agreement in any material respect has occurred; and

(8)        No other event which has, or is reasonably likely to have, a material adverse effect on the business of UFJ (which, for the avoidance of doubt, excludes any event relating to the Criminal Charges) or which would render the Business Integration clearly difficult to achieve has occurred on or after the date of this Agreement and on or before the Payment Date, except for any event of which MTFG is aware as of the date of this Agreement as would have a material adverse effect on the business of UFJ.

Section 9.2.        Notwithstanding the preceding Section 9.1, in the event that any of the conditions precedent set forth in the preceding Section 9.1 is not satisfied, MTFG may at its sole discretion choose to pay the issue price in full, and UFJ shall, at the reasonable request of MTFG, discuss in good faith how to proceed with the closing.

CHAPTER VI

COVENANTS

Section 10.        Covenants of UFJ. UFJ shall undertake to comply with the following provisions during the term of this Agreement.

Section 10.1.        Matters Subject to Prior Consultation and Consent. UFJ Bank shall, and UFJ Holdings shall cause UFJ Bank to, continue to comply with all applicable laws, regulations, releases and guidelines issued by governmental authorities, decrees, judgments, and judicial orders, and continue to conduct the business of UFJ Bank as currently conducted with due care in the ordinary course. If UFJ intends to take any of the following actions on or after the Payment Date, UFJ shall consult in advance with MTFG and obtain prior consent of MTFG, and take such action in accordance with such prior consent; provided, however, that the preceding sentence shall not apply to Item (1) below if the event specified in Schedule 2-1 to Exhibit 4-1 has occurred, and to Item (6) below in the event that the proviso of Section 40.3 of the Basic Memorandum of Agreement applies:

(1)        On the part of UFJ Bank, any matter listed in Section 16 of Exhibit 1 (Matters Subject to Class Vote of Preferred Shares);

(2)        Any action that may result in dilution of the voting rights of shareholders of UFJ Bank, such as conversion of preferred shares issued by UFJ Bank (including but not limited to the exercise by UFJ Holdings of its conversion rights under any convertible preferred shares issued by UFJ Bank);

(3)        Any issuance or early redemption by UFJ Bank of its debt securities in an amount not less than five (5) percent of its net assets based on its latest audited balance sheet, or a borrowing by, or jointly and severally guaranteed by, UFJ Bank or pre-payment thereof in an amount not less than five (5) percent of its net assets based on its latest audited balance sheet;

(4)        Any repurchase of its own shares by UFJ Bank;

(5)        Any appropriation of profit or loss by UFJ Bank; or

(6)        Any action that would lower the risk adjusted capital ratio of UFJ Bank (as defined in Notification No. 55 of the Ministry of Finance entitled “The Establishment of the Standards of Risk Adjusted Capital Ratio Pursuant to Article 14-2 of the Banking Law” dated March 31, 1993) to less than eight (8) percent.

Section 10.2.        Procedures.

(1)        UFJ shall, irrespective of the occurrence of any of the events set forth in Section 13, without delay whensoever reasonably requested by MTFG, take any and all actions required to be taken by UFJ itself within reasonable limits, and within reasonable limits cooperate to the maximum extent possible with MTFG in its taking actions, which actions, in either case, are necessary to enable MTFG to exercise its conversion rights under the Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States (including filing of notifications with the relevant authorities and taking actions necessary for the lapse or completion of any applicable waiting period);

(2)        UFJ shall timely, duly and lawfully complete any other filing relating to the issuance of the Shares with Japanese or foreign governmental authority required after the issuance of the Shares (including but not limited to notification or report to the Fair Trade Commission of Japan or any other Japanese or foreign governmental authorities); and

(3)        In the event that UFJ holds a general meeting of shareholders or a meeting of the holders of any Class of preferred shares for approval of a merger agreement or other related matters in connection with the Business Integration, UFJ shall use its best endeavors within reasonable limits to obtain the approval of the holders of preferred shares.

Section 10.3.        Compliance with the Business Revitalization Plans and this Agreement.

(1)        UFJ shall implement the measures set forth in the Business Revitalization Plans (including but not limited to establishing internal control systems and disposing of bad loans) in accordance with the Business Revitalization Plans; and

(2)        UFJ Holdings shall, and shall cause each of the UFJ Related Parties to, comply with this Agreement. UFJ Bank shall comply with this Agreement.

Section 10.4.        Disclosure of Information. UFJ shall provide MTFG with necessary information pursuant to the following provisions:

(1)        In the event that UFJ becomes aware of any legal action or any other action taken by The Sumitomo Trust & Banking Co., Ltd. or any other third party which would adversely affect the implementation of the Capital Injection or the Business Integration, UFJ shall in a timely fashion notify MTFG of the occurrence of such event and the status thereof;

(2)        In the event that UFJ becomes aware of any offer or proposal from Mitsui Sumitomo Financial Group, Inc., Mitsui Sumitomo Banking Corporation or any other third party (including their advisors) which relates to the purposes of the Business Integration such as a merger, consolidation of business, acquisition of business, or business tie-up, UFJ shall in a timely fashion notify MTFG of the occurrence of such event and the status thereof;

(3)        UFJ shall at all times pay close attention to the status of the shareholding of UFJ Holdings, and if any of the following events occurs, UFJ shall in a timely fashion notify MTFG of the occurrence of such event and the status thereof:

(a)        A report by holders of a large number of share certificates, etc. (tairyo hoyu houkokusho) is filed in connection with UFJ Holdings;

(b)        UFJ becomes aware that a tender offer for UFJ Holdings or any action which is reasonably considered to be preparation therefor has commenced;

(c)        A third party demands to inspect a register of shareholders of UFJ Holdings; or

(d)        UFJ becomes aware of any other change to the shareholding of UFJ Holdings which is reasonably likely to impede the Capital Injection or the Business Integration;

(4)        UFJ shall provide MTFG with such information and materials as reasonably necessary for MTFG to determine the effects of the Criminal Charges on the Business Integration or the Capital Injection;

(5)        On or after the Payment Date, UFJ shall, at the reasonable request of MTFG, permit a person designated by MTFG with reasonable consent of UFJ to attend a meeting of any important corporate body of UFJ (including but not limited to the board of directors or group management committee of UFJ Holdings), except where a matter which involves a conflict of interest between MTFG and UFJ is to be discussed or resolved at such meeting;

(6)        UFJ shall immediately notify MTFG in writing of the occurrence of any fact or circumstance that constitutes a breach, or any fact or circumstance which is reasonably likely to constitute a cause of a breach, of any of the representations and warranties set forth in Section 7 in any material respect; and

(7)        UFJ shall immediately notify MTFG of the occurrence of any event that is reasonably likely to have a material adverse effect on UFJ’s assets, liabilities, net assets, risk adjusted capital ratio, government licenses or approvals, or the continued operation of its business, or otherwise is reasonably likely to have a material adverse effect on the Business Integration, and discuss in good faith with MTFG how to deal with such event.

Section 11.        Covenants of MTFG. MTFG shall undertake to comply with the following provisions during the term of this Agreement.

Section 11.1.        Procedures. MTFG shall timely, duly and lawfully complete any filing relating to the subscription for the Shares or the payment of the issue price thereof with any Japanese or foreign governmental authority required after the issuance of the Shares (including but not limited to a notification or report to the Fair Trade Commission of Japan or any other Japanese or foreign governmental authorities).

Section 11.2.        Compliance with this Agreement. MTFG shall, and shall cause each of BTM, The Mitsubishi Trust and Banking Corporation and Mitsubishi Securities Co., Ltd. to, comply with this Agreement.

Section 11.3.        Notice Relating to Breach of the Representations and Warranties. MTFG shall immediately notify UFJ in writing of the occurrence of any fact or circumstance that constitutes a breach, or any fact or circumstance which is reasonably likely to constitute a cause of a breach, of any of the representations and warranties set forth in Section 8 in any material respect.

Section 12.        Election and Designation of Directors.

Section 12.1.        MTFG may designate one director or such other number of directors as may be agreed upon between the parties for consideration of the board of directors of UFJ Bank, and UFJ shall take any and all actions and procedures necessary for such MTFG designee to be elected as a director of UFJ Bank (including but not limited to the board of directors of UFJ Bank submitting a proposal to a general meeting of shareholders of UFJ Bank for election of such MTFG designee as a director, and UFJ Holdings voting in favor of such proposal at a general meeting of shareholders of UFJ Bank). Following the Payment Date, UFJ Bank shall, at the reasonable request of MTFG, submit a proposal to, and convene, an extraordinary general meeting of its shareholders without delay for the election of one designee or such other number of designees of MTFG as may be agreed upon between the parties as a director/directors of UFJ Bank. The preceding sentence shall also apply in the case where a director of UFJ Bank designated by MTFG resigns or retires. No compensation shall be paid to the director/directors of UFJ Bank designated by MTFG. MTFG shall hereby acknowledge that UFJ seeks to have the current directors of UFJ Bank remain in office following the Payment Date. The provisions of this Section 12.1 shall not apply in the event that UFJ Holdings ceases to hold a majority of the voting rights in UFJ Bank, or MTFG ceases to hold any of the MTFG Shares.

Section 12.2.        UFJ shall consult with MTFG in advance if UFJ seeks to put on a proposed slate of directors a person who is not an officer, director or employee of subsidiaries or affiliates of UFJ Holdings.

Section 13.        Restriction on the Exercise of the Conversion Right.

Section 13.1.        MTFG may not exercise the Conversion Right except where any of the following events (the “Conversion Triggering Events”) occurs, unless MTFG otherwise agrees at the request of UFJ or the event set forth in Schedule 2-1 to Exhibit 4-1 occurs:

(1)        Any person other than MTFG or UFJ Holdings (except for such person or company as agreed upon by MTFG and UFJ Holdings in advance) becomes a shareholder of UFJ Bank;

(2)        Any statutory merger, stock-for-stock exchange (kabushiki kokan), stock transfer (kabushiki iten), corporate split (kaisha bunkatsu) or transfer of business (eigyo joto) between UFJ Holdings and any company other than MTFG is approved either by the board of directors or at a general meeting of shareholders of UFJ Holdings;

(3)        Any issuance of any new shares of any class, stock acquisition rights (shinkabu yoyaku ken) or bonds with stock acquisition rights (shinkabu yoyaku ken tsuki shasai) by UFJ Holdings is approved by the board of directors of UFJ Holdings;

(4) (i)        Any person or company comes to own more than one-third (as calculated in accordance with Paragraph 4 of Article 27-23 of the Securities and Exchange Law) of UFJ Holdings’ equity securities (as defined in Paragraph 1 of Article 27-23 of the Securities and Exchange Law), including shares, stock acquisition rights or bonds with stock acquisition rights (collectively, the “UFJH Equity Securities”); or (ii) a tender offer for UFJH Equity Securities commences and it is confirmed by public notice or public announcement under Paragraph 1 of Article 27-13 of the Securities and Exchange Law that a number of UFJH Equity Securities has been tendered such that the offeror and its specially related persons (as defined in Paragraph 7 of Article 27-2 of the Securities and Exchange Law) may come to own more than twenty percent (20%) (as calculated in accordance with Paragraph 8 of Article 27-2 of the Securities and Exchange Law) of the UFJH Equity Securities as a result of such tender offer; or

(5)        The proposal for the statutory merger or any other integration between MTFG and UFJ Holdings is not approved at any meeting of the holders of any class of UFJ Holdings’ shares (except in the event that such proposal is not also approved at a general meeting of shareholders of UFJ Holdings).

Section 13.2.        If any of the Conversion Triggering Events occurs, MTFG may exercise the Conversion Right for all (but not a part) of the Shares in accordance with the provisions of Article 222-5 of the Commercial Code upon notice to UFJ Bank of the occurrence of such Conversion Triggering Event with a reasonably detailed description thereof, in which event the conversion of all of the Shares to the Class F Preferred Shares shall take effect in accordance with the provisions of Article 222-6 of the Commercial Code.

Section 14.        Restriction on Transfer of the Shares of UFJ Bank. Neither MTFG nor UFJ Holdings may, without the prior consent of the other party, transfer, incur a lien on, or otherwise dispose of any shares of UFJ Bank held by such party, to or in favor of any third party including subsidiaries of such party.

CHAPTER VII

MTFG’S PUT OPTION AND UFJ’S CALL OPTION

Section 15.        MTFG’s Put Option and UFJ’s Call Option.

Section 15.1.        If any of the following events occurs, MTFG shall have the right to sell all of the MTFG Shares then held by MTFG to UFJ Holdings or any third party designated by UFJ Holdings, in each case at the price set forth with respect to such case below:

(1)        In the event that UFJ has breached any of the representations and warranties (except for those relating to the Criminal Charges), covenants or any other obligations under this Agreement in any material respect; at a price equal to 130 percent of the acquisition price of the MTFG Shares;

(2)        In the event that the event as set forth in Section 13.1(4)(i) above has occurred; or a tender offer as set forth in Section 13.1(4)(ii) above commences and it is confirmed by public notice or public announcement under Paragraph 1 of Article 27-13 of the Securities and Exchange Law that a number of UFJH Equity Securities has been tendered such that the offeror and its specially related persons (as defined in Paragraph 7 of Article 27-2 of the Securities and Exchange Law) may come to own more than one-third (as calculated in accordance with Paragraph 8 of Article 27-2 of the Securities and Exchange Law) of the UFJH Equity Securities; at a price equal to the acquisition price of the MTFG Shares plus the Accumulated Outstanding Amount of Preferred Dividends (as defined in Section 15.3 below);

(3)        In the event that the proposal for the statutory merger or any other integration of MTFG and UFJ Holdings is not approved at two consecutive meetings of the holders of any class of UFJ Holdings’ shares (except in the event that such proposal is also not approved at a general meeting of shareholders of UFJ Holdings); at a price equal to the acquisition price of the MTFG Shares plus the Accumulated Outstanding Amount of Preferred Dividends; and

(4)        In the event that the proposal submitted by the board of directors of UFJ Holdings in connection with the Business Integration between MTFG and UFJ Holdings (the “UFJ Holdings Proposal”) is not approved at the general meeting of shareholders of UFJ Holdings to be held with respect to the fiscal year ending March 2005, and either (i) the UFJ Holdings Proposal is not approved at a general meeting of shareholders of UFJ Holdings to be held on or after October 1, 2005, or (ii) the proposal submitted by any person other than the board of directors of UFJ Holdings in connection with a business integration between UFJ Holdings and any company other than MTFG is approved at a general meeting of shareholders of UFJ Holdings to be held on or after October 1, 2005 and meetings of holders of any class or classes of shares of UFJ Holdings whose approval is required under the Commercial Code; at a price equal to 130 percent of the acquisition price of the MTFG Shares.

Section 15.2.        In the event set forth in Section 15.1(4) above, UFJ Holdings shall have the right to purchase, or to cause the company designated by UFJ Holdings to purchase, all of the MTFG Shares from MTFG at a price equal to 130 percent of the acquisition price of the MTFG Shares.

Section 15.3.        For the purpose of this Section, the “Accumulated Outstanding Amount of Preferred Dividends” means (i) in connection with the fiscal year to which the Payment Date belongs and any subsequent fiscal year, the aggregate amount of the balance by which the dividends actually paid on the MTFG Shares fall short of the preferred dividends payable on such MTFG Shares in each relevant fiscal year, plus (ii) the preferred dividends payable on the MTFG Shares in the fiscal year in which the sale or purchase of the MTFG Shares under this Section takes place, as calculated on the basis of a 365-day year for the actual number of days elapsed from and including the first day of the relevant fiscal year to and including the day of such sale or purchase of the MTFG Shares.

CHAPTER VIII

EFFECT OF THIS AGREEMENT AND TERMINATION

Section 16.        Binding Effect. This Agreement shall be legally binding on the parties to this Agreement.

Section 17.        Automatic Termination.

Section 17.1.        This Agreement shall automatically terminate if the issuance of the Shares does not take place on or before September 30, 2004.

Section 17.2.        This Agreement shall automatically terminate if MTFG or any of its subsidiaries ceases to hold any of the MTFG Shares following the Payment Date.

Section 18.        Handling of this Agreement at the Time of Business Integration. The parties shall discuss and determine in good faith their future obligations under this Agreement at the time of the restructuring based on the Business Integration.

Section 19.        Termination. In the event of a breach by MTFG of any of its obligations, covenants, or representations and warranties under this Agreement in any material respect, UFJ Holdings may terminate this Agreement upon written notice specifying such event. In the event of a breach by either UFJ Holdings or UFJ Bank of any of its obligations, covenants, or representations and warranties under this Agreement in any material respect, MTFG may terminate this Agreement upon written notice specifying such event; provided, however, that either party may terminate this Agreement under this Section only if the breach in question, if remediable, has not been remedied within five (5) days of the notice referred to above requiring the other party to remedy the breach.

Section 20.        Indemnification. Either party shall indemnify the other party from and against any damages, losses, liabilities, claims, costs and expenses (including reasonable attorneys’ fees and legal expenses) (collectively, the “Damages”) arising out of or in connection with a breach of any of the indemnifying party’s obligations, covenants, or representations and warranties under this Agreement; provided, however, that in the event that MTFG exercises the right to sell the MTFG Shares under Section 15.1(1), the price of the MTFG Shares received by MTFG under Section 15.1(1) less the price at which MTFG acquired them (the “Price Difference”) shall be applied to the indemnification by UFJ under this Section, and MTFG shall be entitled to seek indemnification under this Section only if the amount of the Damages exceeds that of the Price Difference.

Section 21.        Effects of Termination. Any termination of this Agreement pursuant to Section 17 or 19 shall not affect the right of the parties to seek indemnification under Section 20. The provisions of Sections 23, 24 and 27 shall survive any termination of this Agreement. No termination of this Agreement shall relieve or discharge either MTFG or UFJ from any liability accrued under this Agreement as at the time of the termination or any liability incurred under this Agreement after the termination arising from any action or omission of action prior to the termination.

CHAPTER IX

MISCELLANEOUS

Section 22.        Notice. Any notice, request or other communication given under or in connection with this Agreement shall be in writing, and shall be personally delivered or by registered mail or facsimile, addressed to the following person or its successor, or to such other person or its successor and/or at such other address as may be designated by the intended recipient by prior notice to the sender. Any notice shall be deemed to have been served on delivery if delivered by hand, on the following day of transmission if sent by facsimile, or two (2) days after posting if sent by mail.

(1)             To MTFG:

Mitsubishi Tokyo Financial Group, Inc.

4-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo

Attention: Takashi Oyamada, [Togo Kikaku Shitsucho]

Facsimile No.: 03-3240-8205

(2)            To UFJ:

UFJ Holdings, Inc.

1-1, Otemachi 1-chome, Chiyoda-ku, Tokyo

Attention: Ichiro Hamagawa, [Keiei Kikaku Bucho and Togo Kikaku Shitsucho]

Facsimile No.: 03-3212-5869

UFJ Bank Limited

1-1, Otemachi 1-chome, Chiyoda-ku, Tokyo

Attention: Hiroshi Yuge [Kikaku Bucho]

Facsimile No.: 03-3214-6470

Section 23.        Confidentiality. Unless otherwise permitted in this Agreement or agreed upon by the parties, neither party shall disclose or divulge the terms of this Agreement to any third party other than the directors, executive officers, employees or expert advisors (including consultants, financial advisors, accountants, tax attorneys, and lawyers) of such party, or use such information except as necessary for the purposes contemplated under this Agreement; provided, however, that the obligations imposed by this Section shall not apply to any information which (i) at the time of the execution of this Agreement is in the public domain, (ii) subsequently comes into the public domain through no fault or unlawful act of the such party, (iii) is lawfully received from a third party, or (iv) is required to be disclosed by any laws, regulations or rules of any stock exchange, or by a court or governmental agency, whether domestic or foreign, in which case disclosure shall be permitted to the extent so required.

Section 24.        Publication. Any public announcement to be made by the parties after the execution of this Agreement in connection with the execution of this Agreement, the terms of this Agreement or the issuance of the Shares shall include such content as is agreed upon by the parties to this Agreement in advance; provided, however, that either party may disclose such information if required by any laws, regulations or rules of any stock exchange, or by a court or governmental agency, whether domestic or foreign, to the extent that the disclosure is required.

Section 25.        Amendment. No amendment or modification to any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of all parties. No waiver by either party of any right under this Agreement shall be valid unless in writing and signed by an authorized representative of such party.

Section 26.        Severability. If any provision of this Agreement is declared to be invalid or unenforceable, the remainder of this Agreement shall continue to be valid and enforceable.

Section 27.        Jurisdiction. The parties hereby submit to the exclusive jurisdiction of the Tokyo District Court over any disputes arising out of this Agreement.

Section 28.        Mutual Consultation. Any matters necessary for the Capital Injection other than those provided for in this Agreement shall be discussed in good faith between MTFG and UFJ, and shall be resolved amicably in accordance with the good faith principle.

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement in three originals.

September 10, 2004

MITSUBISHI TOKYO FINANCIAL GROUP, INC. 4-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo

By:	/s/ Nobuo Kuroyanagi
Name: Nobuo Kuroyanagi Title: President and Chief Executive Officer

UFJ HOLDINGS, INC. 5-6, Fushimi-machi 3-chome, Chuo-ku, Osaka-shi

By:	/s/ Ryosuke Tamakoshi
Name: Ryosuke Tamakoshi Title: President and Chief Executive Officer

UFJ BANK LIMITED 21-24, Nishiki 3-chome, Naka-ku, Nagoya-shi

By:	/s/ Takamune Okihara
Name: Takamune Okihara Title: President and Chief Executive Officer

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EXHIBIT 1 TO BASIC AGREEMENT OF RECAPITALIZATION

Terms of Class E Preferred Shares Series 1

1.	Name of preferred shares

Class E Preferred Shares Series 1 of UFJ Bank Limited (the “Class E Preferred Shares Series 1”)

2.	Number of shares to be issued

3,500,000,000 shares

3.	Issue price

200 yen per share

4.	Amount not to be credited to stated capital

100 yen per share

5.	Aggregate issue price

700 billion yen

6.	Aggregate amount to be credited to stated capital

350 billion yen

7.	Deadline for application for subscription

September 29, 2004 (Wednesday)

8.	Deadline for payment

September 29, 2004 (Wednesday)

(The date upon which payment occurs is hereinafter referred to as the “Payment Date”)

9.	Date from which dividends are calculated

The day following the Payment Date referred to in Item 8 above

10.	Method of issuance

All shares will be allotted to Mitsubishi Tokyo Financial Group, Inc. by way of a third party allotment.

11.	Preferred dividends

(1) Preferred dividends

In the event that UFJ Bank pays dividends under Section 28 of its articles of incorporation, UFJ Bank shall, prior to any distribution to holders of its shares of common stock (“Common Shareholders”) or registered pledgees who hold pledges on its shares of common stock (“Common Share Pledgees”), pay dividends in the amount of 14 yen per share (the “Class E Series 1 Preferred Dividends”), less any amount of the Class E Series 1 Interim Preferred Dividends (as defined in Item 12 below) if paid in the relevant fiscal year ending March 31, to holders of the Class E Preferred Shares Series 1 (the “Class E Series 1 Preferred Shareholders”) or registered pledgees who hold pledges on the Class E Preferred Shares Series 1 (the “Class E Series 1 Preferred Share Pledgees”). Notwithstanding the foregoing, the amount of the Class E Series 1 Preferred Dividends shall be 7 yen per share for the period starting from the day following the Payment Date and ending March 31, 2005.

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(2) Non-cumulative

If the amount paid to the Class E Series 1 Preferred Shareholders and the Class E Series 1 Preferred Share Pledgees as dividends on the Class E Preferred Shares Series 1 in any fiscal year is less than the amount of the Class E Series 1 Preferred Dividends, the shortfall will not be added to the dividends paid in subsequent fiscal years.

(3) No right of participation in further dividends

No dividends will be paid to the Class E Series 1 Preferred Shareholders or the Class E Series 1 Preferred Share Pledgees except the Class E Series 1 Preferred Dividends.

12.	Interim preferred dividends

In the event that UFJ Bank pays interim dividends under Section 29 of its articles of incorporation, UFJ Bank shall, prior to any distribution to Common Shareholders or Common Share Pledgees, pay interim dividends in the amount equal to one-half of the Class E Series 1 Preferred Dividend per share (the “Class E Series 1 Interim Preferred Dividends”) to the Class E Series 1 Preferred Shareholders or the Class E Series 1 Preferred Share Pledgees.

13.	Liquidation rights

(1) Liquidation rights

In the event the assets of UFJ Bank are distributed upon liquidation, the Class E Series 1 Preferred Shareholders or Class E Series 1 Preferred Share Pledgees will be entitled to receive 200 yen per Class E Series 1 Preferred Share, prior to any distribution to Common Shareholders or Common Share Pledgees.

(2) No right of participation in any further remaining assets

No assets will be distributed to the Class E Series 1 Preferred Shareholders or the Class E Series 1 Preferred Share Pledgees upon liquidation except as set forth in (1) above.

14.	Repurchase and cancellation

UFJ Bank may at any time repurchase and cancel the Class E Preferred Shares Series 1, separately or at the same time as it repurchases or cancels one or more other classes of shares issued by UFJ Bank.

15.	General voting rights

The Class E Series 1 Preferred Shareholders shall have no voting rights at a meeting of shareholders, except as otherwise provided by law; provided, however, that the Class E Series 1 Preferred Shareholders shall have voting rights at a meeting of shareholders held with respect to the fifth fiscal year (ending March 31, 2006) or any fiscal year thereafter if:

(i) No proposal for declaration of the Class E Series 1 Preferred Dividends in the full amount is submitted to an annual meeting of shareholders, in which case voting rights may be exercised from the commencement of such meeting until the close of an annual meeting of shareholders at which a proposal for declaration of the Class E Series 1 Preferred Dividends in the full amount is approved; or

(ii) A proposal for declaration of the Class E Series 1 Preferred Dividends is not approved at any such annual meeting, in which case voting rights may be exercised from the close of such annual meeting until the close of an annual meeting of shareholders at which a proposal for declaration of the Class E Series 1 Preferred Dividends in the full amount is approved.

16.	Class voting rights

In order to approve any of the following matters with respect to UFJ Bank, a resolution of a separate meeting of the Class E Series 1 Preferred Shareholders is required to be passed, in addition to a resolution of a meeting of shareholders or the board of directors of UFJ Bank as required by law or its articles of incorporation:

(1) Any amendment of UFJ Bank’s articles of incorporation;

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(2) Any statutory merger, stock-for-stock exchange (kabushiki kokan), stock transfer (kabushiki iten), corporate split (kaisha bunkatsu), transfer of business (eigyo joto), or acquisition of business (eigyo yuzuriuke);

(3) Any disposition or acquisition of property of five (5) percent or more of UFJ Bank’s net assets based on its latest audited balance sheet;

(4) Any issuance of any shares of any class (except upon conversion of preferred shares), any stock acquisition rights (shinkabu yoyaku ken), or any bonds with stock acquisition rights (shinkabu yoyaku ken tsuki shasai);

(5) Any reduction of stated capital, capital surplus or legal reserve;

(6) Any stock split or consolidation of shares;

(7) Any appointment or removal of directors; or

(8) Any appropriation of profit or loss.

17.	Stock split and consolidation of shares; pre-emptive rights

No stock split or consolidation of the Class E Preferred Shares Series 1 will be made. No Class E Series 1 Preferred Shareholder has any right to subscribe for new shares, stock acquisition rights, or bonds with stock acquisition rights.

18.	Right to convert into Class F Preferred Shares

(1) The Class E Series 1 Preferred Shareholder shall, on or after the day following the Payment Date, have the right to convert one Class E Preferred Share Series 1 into one Class F Preferred Share.

(2) For the purpose of payment of the first preferred dividends and interim preferred dividends on the Class F Preferred Shares issued upon conversion of the Class E Preferred Shares Series 1, an exercise of the conversion right made on or after April 1 through and including December 31 will be deemed to have been made on April 1, and an exercise of the conversion right made on or after January 1 of the following year through and including March 31 will be deemed to have been made on January 1.

19.	Ranking

(1) The Class E Preferred Shares Series 1 rank pari passu with UFJ Bank’s other classes of preferred shares as to payment of preferred dividends and interim preferred dividends.

(2) The Class E Preferred Shares Series 1 and the Class F Preferred Shares rank senior to UFJ Bank’s other classes of preferred shares as to distribution upon liquidation. The Class E Preferred Shares Series 1 and the Class F Preferred Shares rank pari passu as to distribution upon liquidation. Other classes of preferred shares of UFJ Bank rank pari passu as to distribution upon liquidation.

20.	Terms of Class F Preferred Shares

(1)	Issue price

200 yen per share

(2)	Amount not to be credited to stated capital

100 yen per share

(3)	Preferred dividends

(a)	Preferred dividends

In the event that UFJ Bank pays dividends under Section 28 of its articles of incorporation, UFJ Bank shall, prior to any distribution to Common Shareholders or Common Share Pledgees, pay dividends in the amount of 14 yen per share (the “Class F Preferred Dividends”), less any amount of the Class F Interim Preferred Dividends

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(as defined in Item 20(4) below) if paid in the relevant fiscal year ending March 31, to holders of the Class F Preferred Shares (the “Class F Preferred Shareholders”) or registered pledgees who hold pledges on Class F Preferred Shares (the “Class F Preferred Share Pledgees”).

(b)	Non-cumulative

If the amount paid to the Class F Preferred Shareholders and the Class F Preferred Share Pledgees as dividends on the Class F Preferred Shares in any fiscal year is less than the amount of the Class F Preferred Dividends, the shortfall will not be added to the dividends paid in subsequent fiscal years.

(c)	No right of participation in further dividends

No dividends will be paid to the Class F Preferred Shareholders or the Class F Preferred Share Pledgees except the Class F Preferred Dividends.

(4)	Interim preferred dividends

In the event that UFJ Bank pays interim dividends under Section 29 of its articles of incorporation, UFJ Bank shall, prior to any distribution to Common Shareholders and Common Share Pledgees, pay interim dividends in the amount equal to one-half of the Class F Preferred Dividends per share (the “Class F Interim Preferred Dividends”) to the Class F Preferred Shareholders or the Class F Preferred Share Pledgees.

(5)	Liquidation rights

(a)	Liquidation rights

In the event the assets of UFJ Bank are distributed upon liquidation, the Class F Preferred Shareholders or the Class F Preferred Share Pledgees will be entitled to receive 200 yen per Class F Preferred Share (the “Class F Liquidation Preference Amount”), prior to any distribution to Common Shareholders or Common Share Pledgees.

(b)	No right of participation in any further remaining assets

No assets will be distributed to the Class F Preferred Shareholders or the Class F Preferred Shares Pledgees upon liquidation except as set forth in (a) above.

(6)	Repurchase and cancellation

UFJ Bank may at any time repurchase and cancel the Class F Preferred Shares, separately or at the same time as it repurchases or cancels one or more other classes of shares issued by UFJ Bank.

(7)	General voting rights

The Class F Preferred Shareholders have the voting rights at a meeting of shareholders.

(8)	Class voting rights

In order to approve any of the following matters with respect to UFJ Bank, a resolution of a separate meeting of the Class F Preferred Shareholders is required to be passed, in addition to a resolution of a meeting of shareholders or the board of directors of UFJ Bank required by laws or its articles of incorporation:

(i) Any amendment of UFJ Bank’s articles of incorporation;

(ii) Any statutory merger, stock-for-stock exchange (kabushiki kokan), stock transfer (kabushiki iten), corporate split (kaisha bunkatsu), transfer of business (eigyo joto), or acquisition of business (eigyo yuzuriuke);

(iii) Any disposition or acquisition of property of five (5) percent or more of UFJ Bank’s net assets based on its latest audited balance sheet;

(iv) Any issuance of any shares of any class (except upon conversion of preferred shares), any stock acquisition rights (shinkabu yoyaku ken), or any bonds with stock acquisition rights (shinkabu yoyaku ken tsuki shasai);

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(v) Any reduction of stated capital, capital surplus or legal reserve;

(vi) Any stock split or consolidation of shares;

(vii) Any appointment or removal of directors; or

(viii) Any appropriation of profit or loss.

(9) Stock split and consolidation of shares; pre-emptive rights

(a) In the event of a stock split or consolidation of shares, the Common Shares and the Class F Preferred Shares will be split at the same time and at the same ratio.

(b) If UFJ Bank grants its shareholders any right to subscribe for new shares, stock acquisition rights, or bonds with stock acquisition rights, the Common Shareholders will be granted the right to subscribe for new shares, stock acquisition rights, or bonds with stock acquisition rights, each relating to Common Shares, and at the same time and at the same ratio, the Class F Preferred Shareholders will be granted the right to subscribe for new shares, stock acquisition rights, or bonds with stock acquisition rights, each relating to Class F Preferred Shares.

(c) In the event of a stock split, the amount of the Class F Preferred Dividends shall be adjusted by deducting the adjustment amount calculated in accordance with the following formula:

Adjustment amount to be deducted	=	Class F Preferred Dividends before adjustment	X	Number of Class F Preferred Shares increased by stock split
Total number of Class F Preferred Shares after stock split

(d) In the event of a consolidation of shares, the amount of the Class F Preferred Dividends shall be adjusted by adding the adjustment amount calculated in accordance with the following formula:

Adjustment amount to be added	=	Class F Preferred Dividends before adjustment	X	Number of Class F Preferred Shares decreased by consolidation
Total number of Class F Preferred Shares after consolidation

(e) In the event that any right to subscribe for new shares is granted to shareholders and new shares are issued upon exercise of such right, the amount of the Class F Preferred Dividends shall be adjusted by deducting the adjustment amount calculated in accordance with the following formula. The issue price per Class F Preferred Share shown in the formula will be reasonably adjusted in the event of a stock split or consolidation of shares or any similar event with respect to the Class F Preferred Shares:

Adjustment amount to be deducted	=	Class F Preferred Dividends before adjustment	X	Number of Class F Preferred Shares newly issued	X	Issue price per Class F Preferred Share	—	Amount paid per Class F Preferred Share newly issued
Issue price per Class F Preferred Share
Total number of Class F Preferred Shares after issuance of new shares

(f) In the event that any right to subscribe for stock acquisition rights or bonds with stock acquisition rights is granted to shareholders and stock acquisition rights or bonds with stock acquisition rights are issued upon exercise of such right, the amount of the Class F Preferred Dividends shall be duly adjusted in the same manner as (e) above.

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(g) In the event of a stock split, the Class F Liquidation Preference Amount shall be adjusted by deducting the adjustment amount calculated in accordance with the following formula:

Adjustment amount to be deducted	=	Class F Liquidation Preference Amount before adjustment	X	Number of Class F Preferred Shares increased by stock split
Total number of Class F Preferred Shares after stock split

(h) In the event of a consolidation of shares, the Class F Liquidation Preference Amount shall be adjusted by adding the adjustment amount calculated in accordance with the following formula:

Adjustment amount to be added	=	Class F Liquidation Preference Amount before adjustment	X	Number of Class F Preferred Shares decreased by consolidation
Total number of Class F Preferred Shares after consolidation

(i) In the event that any right to subscribe for new shares is granted to shareholders and new shares are issued upon exercise of such right, the Class F Liquidation Preference Amount shall be adjusted by deducting the adjustment amount calculated in accordance with the following formula. The issue price per Class F Preferred Share shown in the formula will be reasonably adjusted in the event of a stock split or consolidation of shares or any similar event with respect to the Class F Preferred Shares:

Adjustment amount to be deducted	=	Class F Liquidation Preference Amount before adjustment	X	Number of Class F Preferred Shares newly issued	X	Issue price per Class F Preferred Share	—	Amount paid per Class F Preferred Share newly issued
Issue price per Class F Preferred Share
Total number of Class F Preferred Shares after issuance of new shares

(j) In the event that any right to subscribe for stock acquisition rights or bonds with stock acquisition rights is granted to shareholders and stock acquisition rights or bonds with stock acquisition rights are issued upon exercise of such right, the Class F Liquidation Preference Amount shall be duly adjusted in the same manner as (i) above.

(k) In the calculation of the adjustment amounts to be deducted or added under (c) through (j) above, division shall be performed last, the amounts shall be calculated to the third decimal place, and any fraction beyond the third decimal place shall be discarded.

(10)	Ranking

(a) The Class F Preferred Shares rank pari passu with UFJ Bank’s other classes of preferred shares as to payment of preferred dividends and interim preferred dividends.

(b) The Class E Preferred Shares Series 1 and the Class F Preferred Shares rank senior to UFJ Bank’s other classes of preferred shares as to distribution upon liquidation. The Class E Preferred Shares Series 1 and the Class F Preferred Shares rank pari passu as to distribution upon liquidation. Other classes of preferred shares of UFJ Bank rank pari passu as to distribution upon liquidation.

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